Exhibit 10.23

DISTRIBUTION AND SERVICES AGREEMENT

This Distribution and Services Agreement (“Agreement”) is entered into as of this 19th day of January, 2005 (the “Effective Date”) by and between CoTherix, Inc. with principal offices located at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080 (“CTI”), and Accredo Health Group, Inc., with principal offices located at 1640 Century Center Parkway, Memphis, TN 38134 (“AHG”).

WHEREAS, CTI has developed and will market and sell the drug Ventavis (iloprost) Inhalation Solution (the “Product”);

WHEREAS, administration of the Product by a patient requires (i) use of a unique Delivery Device (as defined below), and (ii) other related patient care services;

WHEREAS, due to the unique population to be serviced for the Product, CTI is in the process of establishing a limited distribution network for (i) the sale of the Product in the Territory (as defined below), and (ii) the provision of certain patient care services;

WHEREAS, CTI intends to appoint certain qualified distributors to provide (i) retail assignment of benefits services to users of the Product, and (ii) wholesale distribution of the Product;

WHEREAS, AHG, as both a retail and wholesale pharmacy, has the facilities and expertise to distribute the Product in the Territory, to provide reimbursement assistance and other customer services to its customers and to provide data reporting and other services to CTI; and

WHEREAS, CTI is willing to appoint AHG as one of a limited number of wholesale/retail distributors of the Product on the terms and conditions set forth in this Agreement, and AHG is willing to accept such appointment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

1.1	“Adverse Event” shall mean any adverse event associated with the use of the Product in humans, whether or not considered drug-related, including (i) an adverse event occurring in

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the course of the use of the Product in professional practice; (ii) an adverse event occurring from an overdose, whether accidental or intentional, related to the Product; (iii) an adverse event occurring from drug abuse related to the Product; (iv) an adverse event occurring from withdrawal of the Product; and (v) any failure of expected pharmacological action, or such other definition as may from time to time be set forth in 21 C.F.R. § 314.80.

1.2	“Affiliates” shall mean, with respect to a given party, any corporation, firm, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with such party. For purposes of this Section 1.2, “control” shall mean direct or indirect ownership of fifty percent (50%) or greater of the equity having the power to vote on or direct the affairs of the entity.

1.3	“Applicable Laws” shall mean all written laws, guidances, notices, ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation the Federal Food, Drug, and Cosmetic Act and applicable regulations, federal and state anti-kickback laws, privacy laws, consumer protection statutes and laws relating to sample accountability.

1.4	“Approved Indication” for the Product shall mean: (i) the approved use as set forth on the Product’s package insert; and (ii) any other indication approved by the FDA for the Product during the term of this Agreement.

1.5	“Assignment Of Benefits” (“AOB”) shall mean a patient’s authorization for AHG to directly bill the patient’s insurance company, government payor or other third party payor and to have such benefit payments made directly to AHG.

1.6	“Average Wholesale Price” (“AWP”) for purposes of this Agreement shall mean the estimated average wholesale price based on convention employed by First Data Bank, Blue Book, Red Book and Medispan.

1.7	“Customers” shall refer collectively to Outpatient and Wholesale Customers (as those terms are defined below).

1.8	“Database” shall have the meaning set forth in Section 7.1.

1.9	“Delivery Device” shall mean the specific customized breath actuated delivery device used for administration of the Product that is dispensed pursuant to a physician’s prescription and that meets the requirements set out on the Product’s package insert as approved by the FDA and has been selected by the CTI.

1.10	“Facility” shall mean AHG’s facility located at 1640 Century Center Parkway, Suite 105, Memphis, Tennessee 38134 or any other facility leased to and used by AHG or any Affiliate.

1.11	“FDA” shall mean the United States Food and Drug Administration.

1.12	“Governmental Authority” shall mean any (i) federal, state or local government, whether foreign or domestic; (ii) governmental or quasi-governmental authority of any nature including any regulatory or administrative agency, commission, department, board, bureau, court, arbitrator or other administrative or regulatory body obtaining authority from any of the foregoing, or (ii) any other organization, entity or individual exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

1.13	“HIPAA” shall mean those sections of the Health Insurance Portability and Accountability Act of 1996 related to Administrative Simplification and the promulgating regulations thereunder.

1.14	“Outpatient Customers” shall mean outpatients located in the Territory who (i) are referred to AHG by their treating physician or provider (hospital, outpatient clinic, infusion center, etc.) or by a managed care entity, and (ii) receive the Product from AHG. Outpatient Customers do not include patients who have been prescribed the Product, but only receive Call Center and Reimbursement Services (as defined below) from AHG.

1.15	“Product” shall mean Ventavis (iloprost) Inhalation Solution (or such other tradename for the Product as CTI may designate) in the packaged form listed in Schedule A hereto, as amended from time to time by the parties.

1.16	“Territory” shall mean the United States of America.

1.17	“Wholesale Acquisition Cost” (“WAC”) shall mean the price at which CTI sells Product to AHG.

1.18	“Wholesale Customers” shall mean health care facilities such as hospitals that purchase the Product directly for administering the Product to a patient during an inpatient or outpatient admission.

2.	APPOINTMENT AS RETAIL/WHOLESALE DISTRIBUTOR

2.1	Subject to the terms and conditions contained in this Agreement, CTI hereby appoints AHG and AHG hereby accepts appointment as a distributor in the Territory of Product (i) on a retail basis to Outpatient Customers who have agreed to an AOB, and (ii) as a wholesaler of Product to Wholesale Customers.

2.2	CTI agrees that AHG shall be one of no more than three distributors appointed to sell Product in the Territory (i) on a retail basis to Outpatient Customers who have agreed to an AOB, and (ii) as a wholesaler of Product to Wholesale Customers (“Preferred Distributors”); and that CTI will not appoint more than three distributors to serve as the Preferred Distributors of the Product.

3.	ORDERS, DELIVERY, AND PURCHASE PRICE

3.1	The parties agree that, commencing upon the Effective Date and continuing during the Term, AHG shall purchase Product from CTI at the prices set forth in Schedule A, as amended from time to time. Subject to the right of CTI to allocate supplies of Product in the event of a shortage, CTI shall supply Product to AHG for sale and distribution to Outpatient Customers and Wholesale Customers as specified above. AHG shall order Product from CTI in such quantities as are necessary to meet the demand for Product. The parties shall establish a mutually agreeable forecasting procedure; provided, however, that AHG shall keep a minimum inventory on hand sufficient to satisfy three (3) weeks of Product orders based upon current levels of Product distribution by AHG.

3.2	CTI shall ship Product to AHG F.O.B. Facility. CTI shall ship Product to AHG by common carrier determined by CTI and at CTI’s cost. CTI will prepay all freight costs incurred to deliver Product to the Facility. Title to Product shall transfer to AHG upon delivery of Product to the common carrier. Risk of loss of Product shall transfer to AHG upon delivery of Product to the Facility. CTI will indemnify and hold AHG harmless against any risk of loss or damage to Product prior to actual delivery of Product in good condition to the Facility.

3.3

AHG shall unload each shipment of Product immediately upon receipt from CTI. AHG shall carefully examine Products upon delivery and shall within [***] business days notify CTI of any nondelivery of a portion of a shipment or any defect in any Product that is reasonably discoverable upon visual inspection of the Product without unloading individual shipping units. A notice of non-delivery or defect shall include a quantification of the undelivered product or a detailed written description of the nature of the defect, as the case may be. Upon receipt of notice of nondelivery or defect CTI may (i) for non-delivery, replace such undelivered Product or issue AHG a credit in the amount of the purchase price for any undelivered Product; or (ii) for defective Product, replace or repair any defective Product or issue AHG a credit in the amount of the purchase price for any defective Product. In the absence of written notice from AHG to CTI in accordance with the terms of this Section 3.3,

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a shipment of Product shall be deemed to have been delivered and accepted by AHG as complete and in satisfactory condition as to defects discoverable upon visual inspection. AHG shall, at CTI’s expense, follow CTI’s instructions to return to CTI or CTI’s third party disposal company any Product delivered to AHG that is not in compliance with CTI’s specifications. AHG shall cooperate with CTI in investigating the cause of any defect in Product. AHG shall notify CTI in writing, as soon as possible (but no more than seven (7) business days after receipt of such damaged Product) of any shipping claims relating to Product that is damaged in transit.

3.4	AHG shall not alter Product packaging without CTI’s prior written consent (except to remove Product from the shipping containers and to remove ampules from cases when a patient is to receive less than those ampules in the applicable size case) and shall not alter Product labeling except to add a prescription label to Product, as permitted by applicable law. AHG shall at all times comply with the information and recommendations communicated by CTI in writing with respect to the storage, handling and shipment of Products, provided that if such information and recommendations are materially different than those otherwise set forth in this Agreement and result in a material increase in the costs incurred by AHG in performing its obligations under this Agreement, the parties shall negotiate in good faith an adjustment to the fees set forth in this Agreement. AHG shall be responsible for all costs associated with storage, handling and shipment of Product from the Facility.

3.5	All amounts due to CTI under this Section 3 are payable by check to CTI in United States funds. CTI shall invoice AHG for all amounts due hereunder. Payment by AHG shall be due net thirty (30) days from date of invoice.

3.6

The parties agree that any discounts, rebates, incentives, or other reductions in price issued by CTI to AHG under this Agreement may constitute a discount within the meaning of 42 U.S.C. §1320a-7b and the corresponding regulations. AHG may have an obligation to disclose and reflect such discount to any state or federal program that provides cost or charge based reimbursement to AHG for the items to which the discount applies. In order to assist AHG’s compliance with any such obligations, CTI agrees that it shall fully and accurately report all discounts on the invoices, coupons or statements submitted to AHG and inform AHG of its obligations to report such discounts; or where the value of a discount is not known at the time of sale, CTI shall fully and accurately report the existence of the discount program on the invoices, coupons or statements submitted to AHG, inform AHG of its obligations to report such discounts, and when the value of the discount becomes known, provide AHG with documentation of the calculation of the discount identifying the specific goods or services purchased to which the discount will be applied. CTI shall also provide to AHG any other information that AHG may request that is necessary for it to obtain in order to comply with any such obligations, and CTI shall refrain from doing anything which would impede AHG from meeting its obligations under this Section or Applicable Laws.

3.7	CTI will accept returns of Product as set out in the standard operating procedures, a copy of which will be provided to AHG in writing as soon as possible after CTI’s signing of this Agreement.

4.	CUSTOMER ORDERS

4.1	CTI will create, at its cost, such marketing, sales and patient/physician education materials as shall be deemed necessary by CTI to adequately promote the Product and the Call Center and Reimbursement Support Services program as administered by AHG pursuant to Section 8 of this Agreement. AHG shall be provided with copies of such materials in advance for review and approval, such approval not to be unreasonably withheld. Relevant patient and provider marketing and sales literature distributed by CTI’s sales force will describe, among other points, the distribution and other services offered through AHG (as well as through the other Preferred Distributors), and will contain an AHG dedicated toll-free hotline as the point of contact for enrollment in the exclusive Call Center and Reimbursement Support Services program administered by AHG. CTI and AHG shall mutually agree on the description of AHG to be used in CTI’s sales, marketing, and patient/physician educational materials. AHG shall maintain such telephone and fax lines dedicated to receive calls from current or potential Outpatient Customers as the parties mutually agree are needed to service such Outpatient Customers.

4.2	AHG shall provide Call Center and Reimbursement Support Services (as defined below) to Outpatient Customers as defined in Section 8. AHG shall interview potential patients for the retail pharmacy AOB program, and AHG shall perform insurance verification at the outset.

4.3	If AHG is in-network for a potential patient’s payor, AHG shall offer to serve the prospective patient directly through AHG’s retail pharmacy AOB program. If the prospective patient accepts AHG’s offer to serve, the prospective patient becomes an Outpatient Customer. If the prospective patient does not accept AHG’s offer to serve, such prospective patient shall be triaged to another Preferred Distributor in accordance with the triage procedure set forth below. AHG shall not be obligated to accept any patient that does not meet AHG’s patient acceptance criteria.

4.4

If AHG is not in-network due to either a closed network, lack of network affiliation, or requirements for an in-state provider, and the prospective patient wants to select AHG, AHG will explain the requirements for the restrictive distribution system for the Product to the prospective patient’s payor. If that payor refuses to allow AHG to provide the Product, or if an in-state provider is required by the payor in a state where AHG does not have a facility and at least one of the Preferred Distributors is contracted with the payor so as to be able to provide the Product, then AHG shall, within [***] [***] business days of receipt of an inquiry from such a potential patient, triage the potential patient to another Preferred Distributor, as appropriate (“Triage Entity”). In the event that AHG has to triage a potential patient to a Triage Entity, AHG shall, within [***] [***] hours after triaging such potential patient, advise the health care professional or other individual who initiated the prescription, that the patient was triaged to the appropriate Triage Entity. If none of the Preferred Distributors are contracted with the prospective patient’s payor so as to be able to provide the Product and that payor refuses to allow AHG to provide the Product, AHG shall: (i) notify CTI promptly; (ii) use good faith efforts to establish a contract with such payor; (iii) in the event that AHG cannot establish a contract with the prospective patient’s payor, AHG shall provide the prospective patient with information regarding CTI’s patient assistance program; and (iv) if a referral to CTI’s patient assistance program is made, AHG shall (a) transfer all relevant patient records and other documentation to the administrator of CTI’s patient assistance program, and (b) within [***] [***] business days of so transferring the patient, advise the health care professional or other individual who initiated the prescription that such patient has been referred to CTI’s patient assistance program The transfer by AHG of a patient to a Triage Entity shall be in accordance with a standard operating procedure initially developed by AHG. CTI shall receive a draft copy of such standard operating procedure for review and approval prior to adoption.

4.5	In accordance with a physician’s prescription, AHG shall ship Product (via Fed Ex or another mutually agreed upon delivery service) to Outpatient Customers at their home, or to any other location at which the Outpatient Customer will receive inhalation therapy, such as a hospital, clinic or infusion center, all as designated by such Outpatient Customer. AHG shall use its best efforts to ship Product such that Product having the earliest expiration date is shipped first from available inventory. AHG shall track each shipment of Product to Outpatient Customers and confirm receipt.

4.6	AHG shall investigate the Outpatient Customer’s ability to pay for the Product and shall make its own determinations as to those Outpatient Customers to whom AHG is willing to sell Product. In retail transactions, AHG will obtain an AOB from the Outpatient Customer and will bill the patient, insurance company, governmental program, or other third party payor, as the case may be, in AHG’s name. AHG shall use reasonable efforts to obtain reimbursement clearance, if necessary, for anticipated subsequent orders from an Outpatient Customer prior to actual receipt of the subsequent order.

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4.7	Under AHG’s retail pharmacy AOB service model, AHG will offer its own toll free phone number where health care professionals in clinics, physician’s offices, infusion centers, or home care can:

•	identify whether prospective Outpatient Customers have insurance benefits for Product,

•	coordinate timely delivery of Product and supplies,

•	arrange to have medication billed directly to the Outpatient Customer’s third party payor.

4.8	AHG retail pharmacy AOB services shall include the following:

4.8.1	Distribution services to Outpatient Customers:

(a)	Obtaining the prescription.

(b)	Filling the prescription and labeling medications in compliance with state and federal pharmacy laws and payor requirements.

(c)	Shipping Product and the Delivery Devices to the administration site, and following up via the Fed Ex tracking system to confirm receipt.

(d)	Providing health care professionals with information about procedures for Product administration and Delivery Device operation.

(e)	Providing information about the Product and Delivery Device for the Outpatient Customer in compliance with federal and state regulatory requirements.

(f)	Computerized next shipment scheduling capability for follow up doses and Product device maintenance parts per the schedule recommended by the manufacturer.

(g)	Benefit investigation to verify reimbursement call center information.

(h)	Price negotiation with payor on individual patient basis and as in network provider.

(i)	Pre-certification and pre-authorization of Outpatient Customers

(j)	Recertification and re-authorization of Outpatient Customers

(k)	Billing assistance by contacting physicians in order to complete AHG’s documentation and Letters of Medical Necessity on behalf of Outpatient Customers.

(l)	Financial counseling to Outpatient Customer specific to reimbursement by third party payors and patient’s financial responsibility.

(m)	Distribution – dispensing; clinical counseling and inventory management.

(n)	Clinical resource – Outpatient Customer education and training related to administration of Product in the home; operation of the Delivery Device.

(o)	Claims reviews/tracking.

(p)	Appeals management.

(q)	Medical review documentation and process.

(r)	Management of preventative maintenance of designated Product delivery device.

4.8.2	Managed care sales support to Outpatient Customers shall include:

(a)	Contracting with various third party payor groups (HMO, PPO, PBM, PPM, indemnity) to obtain in-network provider status.

(b)	Monitoring Outpatient Customers with closed networks or for whom AHG is out-of-network and follow-up to attempt to become an in-network provider with these payors.

(c)	Collaborate with CTI to achieve formulary status for Product and to gain network provider status to AHG.

4.9	AHG will use reasonable efforts to attempt to obtain coverage for all requests for the Product and the Delivery Device. AHG will provide retail pharmacy AOB Services once reimbursement clearance is obtained for a particular Outpatient Customer who has selected AHG as its Preferred Distributor.

4.10	AHG shall be responsible for all billing and collection in connection with its sales of Product to Outpatient Customers.

4.11	For retail pharmacy AOB Services, AHG shall ensure that a licensed pharmacist, who is properly trained to answer Product-related questions or requests for emergency supplies of Product, is available by telephone (i) from 7:00 a.m. to 7:00 p.m. Central Time, Monday through Friday, except AHG holidays (AHG will advise CTI each year as to the holidays that AHG observes (which in no event shall exceed ten (10) days per calendar year)), for routine calls, and (ii) twenty-four hours (24) per day for emergency calls. AHG will not handle requests for clinical information outside of the scope of AHG’s usual pharmacist counseling, which will be limited to information covered in the package insert. Request for medical information outside of the scope of AHG’s usual pharmacist counseling will be transferred to a medical communications service provider designated by CTI.

4.12	AHG shall be solely responsible for all costs associated with distribution and delivery of Products to the Outpatient Customers.

5.	WHOLESALE SERVICES

5.1	Upon receipt of orders from Wholesale Customers, AHG shall be responsible for distribution of Product directly to Wholesale Customers. AHG will not be required to provide patient-specific labeling or monitoring of patient compliance and persistence to Wholesale Customers. AHG shall track and record all inventory movement on a facility-specific basis. As permitted by law, AHG shall provide CTI, with periodic reports as set out on Schedule C, in a manner and form to be agreed upon by the parties, based upon AHG’s tracking and recording of the inventory movement.

5.2	AHG shall maintain a Wholesale Customer support service line staffed (i) from 7:00 A.M.—7:00 P.M. Central Time, Monday through Friday exclusive of AHG holidays (AHG will advise CTI each year as to the holidays that AHG observes (which in no event shall exceed ten (10) days per calendar year)), and (ii) twenty-four (24) hours per day for emergency calls; with customer service representatives, to assist Wholesale Customers with questions about distribution of the Product and related issues.

5.3

AHG shall maintain a toll-free phone and fax line to accommodate orders received by Wholesale Customers for the Product and Delivery Device. The Wholesale Customer will complete the wholesale agreement (upon execution of this Agreement or as soon as possible thereafter, AHG will provide CTI with a draft of its model wholesale agreement) and purchase order and fax it to AHG to initiate account setup and order placement. Upon receipt of the required documentation from the ordering Wholesale Customer, AHG shall ship the Product to the Wholesale Customer using FedEx or another mutually agreed upon delivery service. The Product shall be shipped in a customized container, validated to ensure a packaging configuration that maintains the temperature in accordance with the requirements of the Product.

5.4	Subsequent reorders will be initiated at the discretion of the Wholesale Customer. Shipments will be sent via Fed Ex to the Wholesale Customer’s designated facility to arrive on the scheduled date of delivery. AHG shall conduct daily exception tracking to ensure that packages arrive as intended and shall promptly notify the Fed Ex One Call Service Agent if a package is not delivered as expected. AHG shall continue to track the package until delivery is complete.

5.5	AHG shall be responsible for all billing and collection in connection with its sales of Product to Wholesale Customers

6.	PRODUCT DELIVERY DEVICE AND OTHER SERVICES

6.1	AHG will enter into a separate supply agreement with the manufacturer of the Delivery Device, and AHG shall order Delivery Devices from the manufacturer in such quantities as are necessary to meet the demand for the Delivery Device and AHG and the Delivery Device manufacturer shall establish a mutually agreeable forecasting procedure as set forth in Section 3.1 above.

6.2	AHG agrees to dispense two Delivery Devices to Outpatient Customers as requested, at the initiation of therapy as Outpatient Customers using the Product require two Delivery Devices at all times to prevent interruption of therapy due to equipment malfunction. This is a requirement regardless of whether the patient’s payor will cover both Delivery Devices.

6.3	AHG will sell Delivery Devices to Wholesale Customers if such Delivery Devices are ordered by Wholesale Customers; provided, however, that AHG is not obligated to sell Delivery Devices to any Wholesale Customer unless such Wholesale Customer agrees to reimburse AHG for the cost of the Delivery Devices.

6.4	AHG shall provide technical support for the Delivery Devices on an ongoing basis, to distribute maintenance parts per the Delivery Device manufacturer’s recommended schedule, and to ensure next day delivery of a replacement Delivery Device if a reported malfunction cannot be resolved.

6.5	AHG shall not redistribute any Delivery Devices that have been returned to AHG. The Delivery Device selected by CTI is approved for use for a thirty-six (36) month period at which time it must be replaced. AHG will establish a quality assurance program that will initiate such replacement on a timely basis for any current Outpatient Customers.

6.6	In the event that CTI approves the use of an alternative Delivery Device, CTI agrees to underwrite the costs of replacing all of the older Delivery Devices in use by Outpatient Customers with a new Delivery Device. (This does not include unused inventory of Delivery Devices that can be returned to the manufacturer for full credit). AHG agrees to work in good faith to expeditiously deliver the replacement Delivery Devices and to secure return of the older Delivery Devices. The costs which will be reimbursed by CTI include the cost of acquiring the replacement Delivery Devices and the cost of shipping these Delivery Devices to the Outpatient Customers. In addition, if there is an inventory of the older Delivery Devices on hand at AHG and the Delivery Device manufacturer will not accept return for full credit of these Delivery Devices, CTI will reimburse AHG for the costs of this existing inventory.

7.	DATA AND REPORTS

7.1	CTI has a need for data regarding the use of the Product. To obtain such data, AHG shall maintain, in a database (the “Database”), information for each Customer and each order as set out on Schedule C. Schedule C may be amended only by mutual consent of the parties. The redacted information contained in the Database, is generated and maintained by AHG and is the property of AHG. Upon the termination or expiration of this Agreement to the extent permitted by law, AHG shall provide CTI with a copy of the Database (as well as all of the information contained therein), in a format to be mutually agreed upon by the parties.

7.2	As permitted by law, AHG shall generate and furnish to CTI the reports set out on Schedule C at a mutually agreed upon frequency from the Database. The reports shall identify Customers only by number and not by name, and will otherwise be HIPAA privacy compliant via an encrypted data line maintained at CTI’s cost. The parties shall agree, as soon as reasonably possible after execution of the Agreement, on the format of the reports, which shall include all of the data elements listed on Schedule C.

7.3	As information on use of the Product by patients is not readily available from other commercial sources, AHG has agreed to maintain the Database and generate the accompanying data reports as a service to CTI. The parties acknowledge that the services performed by AHG pursuant to this Section 7 are not regularly performed by a retail or wholesale pharmacy; therefore, CTI agrees to compensate AHG for such services, which compensation, as more fully set forth in Schedule D, has been determined to be fair market value.

8.	EXCLUSIVE CALL CENTER AND REIMBURSEMENT SUPPORT SERVICES

8.1	To facilitate CTI’s interest in commercializing the Product, AHG shall implement the exclusive call center and reimbursement support service program for the support of patients using the Product and their prescribing physicians and support staff, which will include a dedicated hotline staffed with (i) reimbursement specialists, and (ii) registered nurses specifically trained in pulmonary arterial hypertension and Product dosing and administration (including the selected Product Delivery Device) (the “Call Center and Reimbursement Support Services”). The Call Center and Reimbursement Support Services hotline will provide all patients with accurate benefit information available for the Product. The reimbursement specialist shall conduct a traditional benefits investigation and shall research alternate funding when appropriate. Patients receiving Call Center and Reimbursement Support Services may include Outpatient Customers but shall also include patients who do not receive the Product from AHG through AHG’s retail pharmacy AOB services.

8.2	Call Center and Reimbursement Support Services shall include:

8.2.1	Providing physicians and support staff with clinical information related to the Product’s package insert (“PI”), the Delivery Device and the provision of services in the home. Refer medical questions, study date request to CTI’s Medical Affairs as directed by CTI.

8.2.2	Providing any patients (whether or not Outpatient Customers) with clinical information according to the PI. Providing potential patients and others with information on how to obtain the Product and to initiate service.

8.2.3	Receiving patient referrals via phone or fax; collecting primary data and forwarding such data to the appropriate reimbursement service.

8.2.4	Providing information as requested by other specialty pharmacies (SP) related to any patients that may be serviced by another Preferred Distributor at the time of the initial referral.

8.2.5	Providing Call Center statistics as outlined in Schedule C.

8.2.6	Providing Call Center services during the hours of operation 7 a.m. to 7 p.m. Central Time.

8.2.7	Receiving inbound reimbursement inquiries regarding the use of the Product.

(a)	Reimbursement specialists shall use Language Line® Services to provide support for all non-English speaking callers.

(b)	After hours, callers will have the opportunity to leave a message. Messages must be returned within one (1) business day.

8.2.8	Triaging and escalating callers to other support services, as appropriate.

8.2.9	Developing, mutually with CTI, standard operating procedures, which conform to the applicable regulations, or other state or federal regulations.

8.2.10	Conducting all activities in compliance with HIPAA.

8.3	Reimbursement Support Services shall include:

8.3.1	Benefit investigation with primary and secondary insurance, including the collection of medical data for clearance and determination of coverage such as co-pay, co-insurance and allowable.

8.3.2	Assisting Outpatient Customers as necessary in obtaining letters of medical necessity/certificates or other similar documentation that may be required in order to obtain reimbursement from a particular payor.

8.3.3	Assisting Outpatient Customers with at least two rounds of appeals to such patients’ payors in the event that the payor denies a claim for reimbursement of the Product.

8.3.4	Initiating the collection of data required for Medicare and other government health benefit program documentation as determined to be necessary by CMS or another government agency.

8.3.5	Payor policy research/information.

8.3.6	Providing reasonable support to CTI’s efforts to add the Product to Medicaid formularies.

8.3.7	Monitoring Medicaid reimbursement.

8.3.8	Providing financial education for uninsured or underinsured related to alternatives for reimbursement.

8.3.9	Investigating state (Medicaid) and federal (Medicare) programs for uninsured and underinsured.

8.3.10	Providing resources to patients for patient initiated patient assistance programs such as A.C.C.E.S.S. and CTI sponsored programs.

8.3.11	Triaging to other approved distributors within restricted network, and assuring all information currently collected is forwarded. Outstanding data will become responsibility of the approved distributors after transfer of referral.

8.3.12	Collecting data and support discussion for medical review process at managed care organizations and Durable Medical Equipment Regional Carriers.

8.3.13	Reimbursement data reporting – as detailed in Schedule C.

8.4	CTI agrees that it will promote AHG’s Call Center and Reimbursement Support Services program as the exclusive point of contact for all Product referrals. For purposes of this Section 8, the exclusivity granted to AHG to operate the dedicated hotline number is for marketing purposes only; therefore, calls made by prospective patients or others directly to another Preferred Distributor shall not constitute a breach of this Agreement by CTI. While every effort will be made to ensure potential customers initiate contact with the Call Center and Reimbursement Services program, CTI reserves the right to inform potential customers about the other Preferred Distributors.

9.	PERSISTENCE AND COMPLIANCE

9.1	AHG shall develop a persistence and compliance program for Outpatient Customers that includes (i) patient monitoring, education and management to assure compliance to the PI, and (ii) managing programs resulting in premature discontinuation of the Product. The persistence and compliance program will be co-developed by CTI and AHG and may include compliance risk assessment and additional follow up visits by clinical staff as mutually agreed by CTI and AHG.

10.	FEES

10.1

The parties recognize that AHG will incur significant costs for familiarizing itself with the Product and for the start-up of its Call Center and Reimbursement Support Services hotline and other services. CTI has asked that AHG proceed with process development, training, and Data base development, and AHG has incurred or will incur these expenses. CTI agrees that it will pay a one time start-up fee to AHG in the amount of [***]

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([***]) Dollars. This start-up fee will be paid by CTI on the date this Agreement is executed. No portion of the start-up fee will be refunded to CTI regardless of when or why this Agreement may be terminated.

10.2	In addition to this start up fee, CTI will pay AHG fees in the amount set out on Schedule D. The parties acknowledge and agree that the compensation set forth in Schedule D represents the fair market value of the services being rendered by AHG to CTI, has been negotiated in an arm’s-length transaction and has not been determined in a manner which takes into account the volume or value of referrals or business, if any, that may otherwise be generated between the parties.

10.3	AHG shall bill CTI monthly for all fees calculated in accordance with Schedule D. All billed amounts are due within thirty (30) days of the date of invoice.

10.4	Except for the fees otherwise expressly set forth in Schedule D or Section 10.1, AHG shall be responsible for all costs and expenses associated with fulfilling its obligations under this Agreement.

10.5	All prices are exclusive of federal, state and local excise, sales, use and other taxes levied or imposed on the sale, shipment, delivery, ownership, possession or resale of Product or any other activities contemplated under this Agreement. Except for taxes on CTI’s income, AHG shall be liable for and pay all taxes imposed in connection with the activities contemplated in this Agreement.

10.6	The parties agree to meet every twelve (12) months and to review the fees paid by CTI for the services set out herein, but in no event will the fees set forth in this Section 10 be renegotiated more than once in the twelve (12) month period following a previous renegotiation.

11.	ADVERSE EVENT REPORTING AND CUSTOMER COMPLAINTS

11.1	In accordance with a mutually agreed upon standard operating procedure, AHG shall record and promptly report to CTI any Adverse Event, Product quality issues or other any other issues involving the Product that come to the attention of AHG.

11.2	AHG shall maintain, during the Term and for two (2) years after termination or expiration of this Agreement, such information as shall be reasonably required by CTI to investigate an Adverse Event or other issue involving the Product. AHG shall make such information available to CTI, at CTI’s request, in the event of such Adverse Event or other issue.

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

11.3	AHG shall cooperate with CTI in investigating any Adverse Event or other issue involving the Product.

12.	DISCONTINUATION OR SUSPENSION OF DISTRIBUTION AND RECALLS

12.1	If CTI is unable to supply Product to AHG in the quantities ordered by AHG for more than six (6) consecutive weeks on any occasion during the Term because of a Product shortage caused by factors other than the market demand exceeding CTI’s full capacity to produce Product (such as an FDA recall, major plant shutdown or similar event), AHG shall have the right, upon ninety (90) days written notice to CTI, to terminate this Agreement and discontinue supplying the Product to Customers. In the event of a Product shortage, AHG shall receive Product from CTI in an amount at least equal to a pro-rata share based on amounts purchased by AHG as compared to amounts purchased by the other Preferred Distributors.

12.2	If requested by CTI as the result of (i) a problem with Product quality, or (ii) a directive from the FDA or other governmental authority. AHG shall suspend distribution of Product. If the suspension continues for more than six (6) consecutive weeks, CTI will repurchase the Product held in inventory by AHG at the price paid for Product by AHG and AHG shall have the right to terminate the distribution of the individual Product which is the subject of such suspension upon thirty (30) days written notice to CTI. All repurchased Product shall be returned to CTI at CTI’s expense.

12.3	CTI shall promptly notify AHG of any recalls of the Product initiated by CTI or required by the FDA. Upon receipt of notice of a recall from CTI, AHG shall immediately notify the affected physician and patient in accordance with product specific standard operating procedures as mutually agreed upon by AHG and CTI. CTI shall provide AHG with the form of letter to be used in connection with notice of any recall which shall contain the appropriate instructions as to whether the customer should return or dispose of the affected Product. CTI shall be responsible for the mailing, shipping and reasonable administrative expenses incurred by AHG in connection with the recall as well as the cost of replacement Product for Customers, provided that the reason for the recall does not arise from (i) the gross negligence or intentional misconduct of AHG or any of its agents or employees, or (ii) failure of AHG to comply with the terms of this Agreement. AHG shall cooperate in any recalls by providing relevant Product tracking information to CTI.

12.4	AHG shall maintain for three (3) years after termination or expiration of this Agreement such information as shall be reasonably required by CTI to effect a Product recall after termination or expiration of this Agreement, and shall make such information available to CTI, at CTI’s request, in the event of such a recall.

12.5	AHG shall cooperate with CTI in investigating any Product failure that resulted in the need for a recall.

12.6	In the event AHG ceases to supply the Product in accordance with this Section 12 or as otherwise provided in the Agreement, AHG shall continue to provide the Call Center and Reimbursement Support Services for 180 days after AHG first provides written notice to CTI of AHG’s intent to cease supplying the Product.

13.	REPRESENTATIONS AND WARRANTIES OF AHG

13.1	In performing its obligations under this Agreement, AHG shall comply with all Applicable Laws, including without limitation, Federal Food, Drug and Cosmetic Act as amended from time to time including all related laws and regulations, federal and state licensing, permit, and other registration laws relating to retail and whole pharmacies and distribution of pharmaceutical products; Applicable Laws of all Federal and state drug enforcement agencies, applicable HIPAA requirements, and all applicable professional and industry standards and good business practices. To the extent disposal of Product is AHG’s responsibility under this Agreement, AHG shall also comply with all laws relating to the disposal of pharmaceutical products and hazardous wastes.

13.2	AHG represents and warrants that it is currently eligible to participate as a provider in the Medicaid program in each state in the Territory except those states listed on Schedule E and agrees to maintain such eligibility during the Term. AHG may amend Schedule E in its sole discretion to add additional states and shall provide CTI with prompt notice of any such amendment, provided that AHG shall not add any state to Schedule E unless the state has changed its laws to require an in-state pharmacy presence for eligibility in its Medicaid program. AHG shall remove a state from Schedule E (and shall provide notice to CTI of such removal) when the state no longer requires an in-state pharmacy presence for eligibility in the state’s Medicaid program.

13.3	AHG shall not take any action that would materially adversely affect its standing or that of CTI in the industry or with respect to the Product’s customer base or that would undermine the image of Product. Should such an action take place, CTI has the right to consider the action a material breach.

13.4	AHG represents and warrants that it now has, and shall maintain in full force during the Term, all federal and state pharmacy, wholesaler and other licenses or approvals required by

AHG to fulfill its obligations under this Agreement, except as otherwise set forth in Section 13.2, and except that AHG shall not be required to maintain its licenses in any state that amends its laws and regulations to require an in-state pharmacy presence as a requirement for licensing if the new requirement would materially increase the costs incurred by AHG in performing its obligations under this Agreement. AHG shall immediately notify CTI of any action taken against such licenses and approvals, which might affect the ability of AHG to meet its obligations under this Agreement.

13.5	While AHG has no obligation to market or promote the Product, AHG represents and warrants that it will not promote, market and represent the Product in a manner that is inconsistent with and in accordance with the Product’s Approved Indication, and that is permitted by Applicable Laws. AHG further represents and warrants that it shall distribute the Product in accordance with the Prescription Drug Marketing Act as amended from time to time, and any regulations promulgated thereunder.

13.6	AHG shall not use the trademarks or trade names of CTI except to the extent provided in Section 22.

13.7	AHG represents that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder will not conflict with and is not prohibited by any other agreement to which AHG is a party.

14.	REPRESENTATIONS AND WARRANTIES OF CTI

14.1	CTI shall be responsible for testing Product and ensuring that Product complies, when shipped to AHG, with all applicable laws, regulations, directives and requirements of the FDA, including without limitation, packaging and labeling requirements, product warning requirements, product design and safety requirements and advertising requirements.

14.2	CTI shall not use the trademark or trade names of AHG except to the extent necessary for activities contemplated under this Agreement.

14.3	CTI warrants that, as of the date of shipment to AHG, the Product will conform to specifications, will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) and will not be articles which may not, under the provisions of the Act, be introduced into interstate commerce.

14.4	CTI represents that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder will not conflict with and is not prohibited by any other Agreement to which CTI is a party.

15.	TERM AND TERMINATION

15.1	The Agreement will be for an initial three (3) year term unless either party should terminate the Agreement upon notice, or for cause as set out below (the “Initial Term”). This Agreement will automatically renew at the expiration of the Initial Term for an additional period of one year and shall thereafter automatically renew from year to year for additional one-year periods, unless either party shall give written notice of cancellation to the other party at least one hundred eighty (180) days prior to the end of the Initial Term or the expiration of any extension.

15.2	Either party may terminate this Agreement for any reason, at any time upon one hundred eighty (180) days prior written notice.

15.3	Either party may terminate this Agreement (i) for a material breach by the other party upon thirty (30) days’ prior written notice unless the breaching party cures the breach within such thirty (30) day period; (ii) immediately in the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency, are commenced by or against the other party, or a receiver is appointed for the other party with or without such other party’s consent; (iii) immediately in the event a party is excluded or suspended from the Medicare program; (iv) immediately in the event one or more of AHG’s Medicare DMERC supplier number(s) are revoked or suspended and such revocation or suspension would materially affect AHG’s ability to fulfill its obligations under this Agreement; (v) immediately in the event AHG is excluded or suspended from a Medicaid or other state or federal health program and such exclusion or suspension would materially affect AHG’s ability to fulfill its obligations under this Agreement; or (vi) immediately in the event AHG loses any of its pharmacy licenses that would materially affect AHG’s ability to fulfill its obligations under this Agreement.

15.4	Upon receipt or delivery of a termination notice or ninety (90) days prior to the expiration of this Agreement at the end of the Term, as applicable, the parties shall begin to transition distribution of Product for the Customers to a party to be designated by CTI. Transition of distribution under this Section shall mean the following:

15.4.1	At CTI’s request, AHG shall provide notice to all of Customers of the change in distributors.

15.4.2	AHG shall transfer a copy of the Database and Customer information including prescription files, to the designated distributor, provided, that if applicable patient confidentiality laws prohibit transfer of the customer’s name to the designated distributor, AHG shall seek patient consent to transfer and AHG shall transfer the Database and Customer information using Customer numbers instead of names at no charge.

15.4.3	AHG’s obligation to order additional product shall cease and CTI shall repurchase any Product held in inventory by AHG on the effective date of termination at the price paid for the Product by AHG. All such inventory shall be returned to CTI at CTI’s cost.

15.4.4	AHG shall cooperate with and assist CTI in transitioning the Call Center and Reimbursement Support Services to another party.

15.5	Sections 12.4 (Information for Product Recall) 16 (Regulatory, Inspections, Audits), 17 (Indemnification), 18 (Confidentiality), 21 (Non-Hire Solicitation) and 23 (Records) shall survive termination or expiration of this Agreement.

15.6	Termination of this Agreement shall not relieve either party from any liability or obligation it had incurred prior to the date of such termination including, but not limited to, obligations to pay any outstanding amounts due pursuant to this Agreement.

16.	REGULATORY, INSPECTIONS, AUDITS

16.1	AHG shall at all times keep and maintain accurate records relating to the services provided pursuant to this Agreement. During the Term and for a period of one year thereafter, AHG shall submit to inquiries, audits and inspections by CTI or its designated agents during normal business hours or at any other time as may be reasonably requested by CTI. CTI shall give AHG at least two (2) business days prior notice of any audit or inspection and shall bear the costs of such audit or inspection. Upon receipt of such notice, AHG shall make its records and other information relevant to this Agreement available for audit and inspection in a manner reasonably satisfactory to CTI.

16.2

AHG shall provide to CTI all documents and information requested by the FDA or by CTI in support of its regulatory filings. Copies of all documents to be provided to the FDA shall be provided to CTI in advance, if practicable, or otherwise within two (2) business days of delivery to the FDA. AHG shall notify CTI immediately upon receipt of notice of any inspection by the FDA directed specifically toward the Product, and CTI shall have the right to have an employee present at any such inspection, if allowed by law.

16.3	AHG shall notify CTI within twenty-four (24) hours of receipt, and provide a copy thereof, of any notice of any FDA or other Governmental Authority inspection, investigation or other inquiry, or other material governmental notice or communication related to the Product or this Agreement (collectively, an “Inquiry”) including but not limited to an Inquiry (a) relating to the manufacture, sale, marketing, promotion, distribution, or use of the Product; or (b) that may be deemed to have regulatory implications that could reasonably be expected to have a material affect on AHG’s ability to distribute Products. The parties shall cooperate with each other during any such inspection, investigation or other inquiry. If allowed by law, AHG shall discuss with CTI any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and shall provide CTI an opportunity to comment upon any proposed response before it is made, provided that CTI’s comments shall not be unreasonably withheld, delayed or conditioned. If allowed by law, AHG shall provide CTI with copies of all correspondence received by it from, or filed by it with, any Governmental Authority to the extent pertaining to the Product or the labeling, packaging, distribution, promotion, advertisement, marketing or sale by AHG of the Product.

16.4	AHG shall promptly provide to CTI written notice of any complaints (and will provide copies of any written complaints) received by AHG with respect to the Product. AHG shall have responsibility for responding to all complaints about the Product, and for promptly providing CTI with a copy of any responses to complaints relating to the Product.

16.5	AHG shall provide to CTI, at CTI’s request, any information reasonably requested in connection with CTI investigations relating to recalled or returned Product or any requests or investigations by or filings with governmental bodies, including the FDA or in support of CTI’s applications to the FDA. AHG shall respond within two (2) business days to any reasonable requests for information by CTI.

17.	INDEMNIFICATION

17.1	CTI shall at all times during the term of this Agreement and thereafter defend, indemnify and hold AHG and its officers, directors, agents and employees harmless from and against any and all claims, suits, damages, liabilities, costs and expenses, including but not limited to court costs and reasonable attorneys’ fees, incurred in connection with any third-party claim arising out of the use of the Product, except to the extent caused by or based upon (i) the negligence or intentional misconduct of AHG or any of its officers, directors, agents or employees or (ii) breach by AHG of any of the terms of this Agreement.

17.2	AHG shall at all times during the term of this Agreement and thereafter defend, indemnify and hold CTI and its officers, directors, agents and employees harmless from and against any and all claims, suits, damages, liabilities, costs and expenses, including but not limited to court costs and reasonable attorneys’ fees, incurred in connection with any third-party claim arising out of (i) the negligence or intentional misconduct of AHG or any of its officers, directors, agents or employees, or (ii) breach by AHG of any of the terms of this Agreement.

17.3	A party seeking indemnification under this Section 17 (the “indemnified party”) shall give prompt notice of the claim to the other party (the “indemnifying party”) and, provided that the indemnifying party is not contesting the indemnity obligation, shall permit the indemnifying party to control any litigation relating to such claim and disposition of any such claim, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under this Section 17 and the indemnifying party shall not settle or otherwise resolve any claim without prior notice to the indemnified party. The indemnified party shall cooperate with the indemnifying party in its defense of any claim for which indemnification is sought hereunder.

17.4	In no event shall AHG be liable for loss of profit or any other incidental or consequential damages of CTI.

17.5	In no event shall CTI be liable for loss of profit or any other incidental or consequential damages to AHG.

18.	CONFIDENTIALITY

18.1	CTI Information.

18.1.1

AHG agrees to treat any confidential or proprietary information obtained from CTI and any confidential or propriety information generated by AHG in performing its obligations under this Agreement, including information regarding CTI’s pricing policies and reimbursement for the Product, information regarding the cost of providing services to CTI and the information in the Database, and anything derived therefrom, (collectively, the “CTI Information”) as the confidential and exclusive property of CTI, (except for the information in the Database which shall be the property of AHG), and agrees not to disclose any of the CTI Information to any third party without first obtaining the written consent of CTI. Notwithstanding this provision, AHG may disclose CTI Information to AHG’s accountants, bankers, auditors and attorneys who are bound to confidentiality obligations similar to those provided for in this Section 18 and on an as needed basis. AHG agrees that it will use any CTI Information only for purposes of performing its obligations hereunder and for no other purpose without the prior written consent of CTI. AHG further agrees to take all practicable steps to ensure that the CTI Information will not be used by its directors, officers or employees, except on like terms of confidentiality as aforesaid, and will be kept confidential by them.

18.1.2	The above provisions of confidentiality shall not apply to that part of the CTI Information that AHG is able to demonstrate by documentary evidence:

(a)	was in AHG’s possession prior to receipt from CTI;

(b)	was generally available to the public at the time of receipt from CTI;

(c)	became generally available to the public through no fault of AHG, its directors, officers or employees;

(d)	was lawfully received by AHG from some third party not disclosing the information on behalf of CTI and having a right of further disclosure; or

(e)	is required by law or government regulations or in response to a subpoena or other lawful process to be disclosed, provided that AHG notifies CTI prior to any such disclosure so as to permit CTI to oppose same by appropriate legal action.

18.1.3	AHG agrees that, at CTI’s request, it shall return to CTI all parts of the CTI Information, not including pharmacy records, and shall, at CTI’s request, return or destroy any copies thereof made by AHG, its directors, officers or employees except that AHG shall retain a copy of the Database, subject to the ongoing obligation of confidentiality.

18.2	AHG Information.

18.2.1

CTI agrees to treat confidential or proprietary information obtained from AHG, (not including the Database, or information about insurers’ reimbursement policies with respect to Product) and anything derived therefrom, (collectively, the “AHG Information”) as the confidential and exclusive property of AHG, and CTI agrees not to disclose any of the AHG Information to any third party without first obtaining the written consent of AHG, provided that CTI may disclose AHG Information to any third party providing reimbursement-related services to CTI as long as the third party is obligated to CTI to keep such information confidential. Notwithstanding this provision, CTI may disclose AHG Information to CTI’s accountants, bankers, auditors and attorneys who are bound to confidentiality obligations similar to those provided for in this Section 18.2 and on an as needed basis. Such confidential information shall include, but shall not be limited to, FDA files, training materials, methods of doing business, financial information and operating procedures. CTI agrees that it will use any AHG Information only for purposes of activities contemplated hereunder and for no other purpose without the prior written consent of AHG. CTI further agrees to take all practicable steps to ensure that the AHG Information will not be used by its directors, officers or employees, except on like terms of confidentiality as aforesaid, and will be kept confidential by them.

18.2.2	The above provisions of confidentiality shall not apply to that part of the AHG Information that CTI is able to demonstrate by documentary evidence:

(a)	was in CTI’s possession prior to receipt from AHG;

(b)	was generally available to the public at the time of receipt from AHG;

(c)	became generally available to the public through no fault of CTI, its directors, officers or employees;

(d)	was lawfully received by CTI from some third party not disclosing the information on behalf of AHG and having a right of further disclosure; or

(e)	is required by law or government regulations or in response to a subpoena or other lawful process to be disclosed, provided that CTI notifies AHG prior to any such disclosure so as to permit AHG to oppose same by appropriate legal action.

18.2.3	CTI agrees that, at AHG’s request, it shall return to AHG all parts of the AHG Information and will, at AHG’s request, return or destroy any copies thereof made by CTI, its directors, officers or employees.

18.3	Except as provided in Section 22, nothing contained in this Section 18 shall be deemed to grant to either party any rights or licenses under any patent applications or patents or to any know-how, technology, inventions or other intellectual property rights of the other party.

18.4

Notwithstanding anything to the contrary contained herein, either party shall be permitted to disclose to potential and existing customers as well as to potential purchasers of stock or assets or other potential sources of capital (i) that AHG distributes Product under an agreement with CTI and (ii) the general nature of the relationship between AHG and CTI. The parties shall also be permitted to make such public statements regarding the parties’

relationship as may be required by law, regulation or by obligations pursuant to any listing agreement with any securities exchange, provided the other party has been given the opportunity to review, and approve such disclosures in advance, such approval not to be unreasonably withheld, conditioned or delayed.

18.5	The obligations of the parties under this Section 18 shall continue during the Term and for a period ending five (5) years after termination or expiration of this Agreement.

19.	INSURANCE

19.1	During the Initial Term and all renewal terms thereafter, AHG will at its cost and expense maintain general public liability, products liability and property damage insurance with limits of not less than $[***] per occurrence and $[***] in umbrella coverage. AHG will provide CTI with certificates evidencing the insurance required hereunder. In the event that the insurance policy referenced in this Section 19.1 is canceled, terminated or is subject to a reduction of its limits by the insurer, AHG shall cause the insurer to notify CTI, or if the insurer refuses to notify CTI, then AHG shall so notify CTI, in writing in accordance with Section 24.2, of such cancellation, termination or reduction at least thirty (30) days prior to the cancellation, termination or reduction of coverage. In the event of cancellation, termination or reduction of the coverage described herein, AHG shall immediately obtain substitute, replacement or additional coverage.

19.2	During the Initial Term and all renewal terms thereafter, CTI will at its cost and expense maintain general public liability, products liability and property damage insurance with limits of not less than $[***] per occurrence and $[***] in the aggregate. CTI will provide AHG with certificates evidencing the insurance required hereunder. In the event that the insurance policy referenced in this Section 19.2 is canceled, terminated or is subject to a reduction of its limits by the insurer, CTI shall cause the insurer to notify AHG, or if the insurer refuses to notify AHG, then CTI shall so notify AHG, in writing in accordance with Section 24.2, of such cancellation, termination or reduction at least thirty (30) days prior to the cancellation, termination or reduction of coverage. In the event of cancellation, termination or reduction of the coverage described herein, CTI shall immediately obtain substitute, replacement or additional coverage.

20.	TRAINING

20.1	At its own expense, CTI will prepare a training manual and orientation program for use by AHG personnel to familiarize such personnel with the Product and the market. All AHG

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

personnel providing reimbursement or call center services will receive documented training regarding the Product and the Delivery Device.

20.2	AHG is JCAHO accredited, and training at the frequency required by JCAHO or a similar accrediting entity will satisfy the requirements in 20.1.

20.3	AHG shall allow CTI to audit AHG’s personnel training sessions, subject to CTI’s obligation to treat this information as confidential under Section 18 herein.

20.4	For the start-up and management fees set forth in Section 10 and Schedule D, AHG shall prepare and use a manual of standard operating procedures and provide this manual in draft for CTI’s review prior to use, subject to CTI’s obligation to treat this information as confidential under Section 18 herein. Any third party personnel contracted by AHG to participate in the service of a Customer shall receive documented training equivalent to that of AHG personnel.

21.	NON-HIRE SOLICITATION

21.1	Each party agrees that during the term of this Agreement, and for a period of one year after the effective termination date, it shall not, without the other party’s written consent, employ or retain on an independent contracting basis any person who was, at any time during the immediately preceding twelve (12) month period, employed by the other party or any of its Affiliates.

22.	TRADENAMES AND TRADE MARKS

22.1	CTI grants AHG a non-exclusive privilege to use, in connection with distribution of the Product, the various trade names, trademarks, service marks and those other word and design marks that CTI associates with the Product (the “Trade Names”). AHG acknowledges that CTI is the exclusive owner of the Trade Names, and that all goodwill associated with such is the property of and shall inure to the benefit of CTI.

22.2	AHG agrees that CTI has the right to control the use or display of the Trade Names by AHG. This non-exclusive license is a limited license and may be terminated at any time by CTI upon the termination of this Agreement. AHG shall discontinue the display or use of any Trade Name, or change the manner in which any such Trade Name is displayed or used, upon request by CTI.

22.3	AHG further agrees that:

22.3.1	No Trade Name shall be used by AHG in such a manner that it may reasonably be expected to become a generic word, causing a loss of its protected status as such.

22.3.2	AHG shall not use the Trade Names, or any variant thereof, as the whole or any part of its title or the name of its business, except upon CTI’s express written consent to such use.

22.3.3	AHG shall not use the Trade Names in any manner in connection with an effort to sell goods of others, whether or not such goods are competitive with the Product.

22.3.4	AHG shall not use, or allow the use of, any name or mark which is likely to cause confusion, mistake or deception with respect to any of the Trade Names.

22.3.5	AHG shall not assert, acquire or attempt to acquire any rights or interests in or to, or contest or assist others in contesting, the Trade Names.

22.4	Upon termination of this Agreement, AHG shall discontinue any and all use of the Trade Names and any other identification with CTI and shall avoid any statement or implication that it is a distributor of the Product.

23.	RECORDS

23.1	To the extent required by Section 1861(b)(1)(I) of the Social Security Act, the parties shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States and their duly authorized representatives, access to this Agreement and to the parties’ respective books, documents and records necessary to verify the nature and extent of the costs of the services provided by the parties under this Agreement at any time during the term of this Agreement and for an additional period of four (4) years following the last date services are furnished under this Agreement.

24.	MISCELLANEOUS

24.1	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign this Agreement or its rights and obligations hereunder without the prior written consent of the other party, which such consent shall not be unreasonably withheld, except that CTI may assign this Agreement or its rights and obligations hereunder to its Affiliates or successors in business that assume and agree to be bound by the terms hereof without AHG’s consent.

24.2	Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, or by air courier, hand delivery or facsimile, to the parties at the following addresses:

If to CTI:

CoTherix, Inc.

President and Chief Business Officer

5000 Shoreline Court

Suite 101

South San Francisco, California 94080

Fax: (650) 808-6899

with a copy to:

Epstein Becker & Green, PC	Gunderson, Detmer
1227 25th Street, NW	155 Constitution Drive
Washington DC, 20037	Menlo Park, California 94025
Attention: Lynn Shapiro Snyder	Attention: Kevin Lucas
Fax: (202) 296-2882	Fax (650) 321-2800

If to AHG, Inc.:

Accredo Health Group, Inc.

1620 Century Center Parkway

Memphis, Tennessee 38134

Attention: President

Fax: (901) 385-3780

with a copy to:

Thomas W. Bell, Jr.

Accredo Health, Incorporated

1640 Century Center Parkway

Memphis, Tennessee 38134

Fax: (901) 385-3689

Any notice sent under this Section shall be deemed delivered within five (5) days if sent by mail and within twenty-four (24) hours if sent by fax, courier or hand delivery.

24.3	Neither party shall be liable to each other for any failure or delay caused by fires, flood, earthquakes, peril of the sea, accidents, explosions, sabotage, strikes, or other labor disturbances (regardless of the reasonableness of the demands of labor), civil commotions, riots, invasions, wars, acts, restraints, requisitions, regulations, or directions of governmental authorities, shortages of labor, fuel, power, or raw material, inability to obtain equipment or supplies, inability to obtain or delays in transportation, acts of God, or any other cause beyond such party’s reasonable control.

24.4	Headings included herein are for convenience only, and shall not be used to construe this Agreement.

24.5	For purposes of this Agreement, AHG and its employees and agents shall not be deemed agents, servants, partners, joint venturers or employees of CTI. Thus, they do not have the authority to take action on CTI’s behalf or to bind CTI without CTI’s prior written consent of an officer of CTI. AHG, its employees and agents are acting in the capacity of independent contractors of CTI. CTI is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments it owes to AHG. AHG is responsible to provide any and all compensation, benefits and/or insurance to its employees and agents. It is also understood and expressly acknowledged that AHG’s employees and agents are not eligible to participate in, nor are they eligible for coverage under, any of CTI’s benefit plans, programs, employment policies, procedures or workers’ compensation insurance.

24.6	If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement, except if the principal intent of the Agreement is frustrated by such reformation or deletion, in which case this Agreement shall immediately terminate.

24.7	Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement as a result of any subsequent default or breach.

24.8	This Agreement shall be construed and enforced in accordance with the laws of the State of California, excluding its choice of law rules.

24.9	Notwithstanding any provision herein, the parties agree to execute any additional documents deemed necessary to evidence the parties’ compliance with HIPAA, including but not limited to, business associate agreements or other agreements necessary for conformance therewith. The parties agree to abide by all state, federal and local laws concerning patient confidentiality. Any patient health information shall be processed in accordance with HIPAA privacy regulations.

24.10	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all the parties. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

24.11	This Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof shall be made except by means of a written document signed by the duly authorized representatives of both parties.

[REMAINDER OF PAGE BLANK]

INTENDING TO BE BOUND, the parties have executed this Agreement on the date first above written.

COTHERIX, INC.		ACCREDO HEALTH GROUP, INC.

By:	/s/ TOM FELDMAN	By:	/s/ THOMAS W. BELL, JR.

Title:	President & CBO	Title:	Sr. Vice President

Date:	1-19-05	Date:	January 19, 2005

SCHEDULE A

PRODUCT DESCRIPTION AND

PURCHASE PRICE

Ventavis (iloprost) Inhalation Solution is supplied in clear glass single-use ampules (20 mcg iloprost per 2 mL ampule, NDC 10148-101-00). The Wholesale Acquisition Cost (WAC) per single-use ampule is $[***]. Ventavis is packaged in 30 ampule cartons ($[***] WAC per carton of 30 ampules, NDC 10148-101-30) and 100 ampule cartons ($[***] WAC per carton of 100 ampules, NDC 10148-101-01).

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

SCHEDULE B

This agreement does not contain an Exhibit B.

SCHEDULE C

DATA ELEMENTS

Data Elements – to be tracked and shared unless HIPAA prohibitive.

Note: Certain elements will be included on referral form, but may not be provided by physician or patient.

Service Branch

Report Date

Time Span of Report

RxHome Number

Patient Date of Birth or age

Prescription Date (first prescription)

Patient Zip Code

Patient Sex

Patient Height

Patient Dosing Weight

Referral Date

Patient status – naïve, Ventavis added to another PAH therapy (oral, IV, subcu), PAH therapy transition (from oral, IV, subcutaneous)

Date of patient diagnosis

Patient Age at Dx

Patient Six Minute Walk upon referral

Patient NYHA Class upon referral

Initial shipment date

Quantity ordered

Prescription dose (1 ml or 2 ml)

Number of days supplied

Device type shipped

Device supply shipment date

Replacement device shipment date

Primary ICD-9 Code

Type of PAH – IPAH/APAH/FPAH

Patient employment status (N, Part-Time, Full-Time)

Secondary ICD-9 Code

Prescribed dose

Frequency of medication administration

Average frequency of administration (ampules per day)

Date of last insurance verification

Ventavis Coverage – PBM, Major Medical

Deductible

Co-pay

Calculated re-order date

Date of most recent shipment

Quantity of most recent shipment

Patient inventory remaining

Date of last inventory assessment

Physician RxHome Number

Physician Last Name

Physician First Name

Physician Institution

Physician Address

Physician Specialty

Product Name, code, unit size

Insurance Coverage

Insurance Cap

Primary Carrier Plan Type

Secondary Carrier Plan Type

Referral Status w/ dates and reason:

-	Active enrolled
-	Pending
-	Unable to get clearance
-	Transferred to Priority
-	Transferred to Theracom
-	Discontinued—due to adverse events, reimbursement/cost, death, clinical trial, transplant, lifestyle impact, lack of improvement, clinical improvement, other, transition to oral, IV, subcutaneous

Initiation training conducted by specialty pharmacy or nurse coordinator

Site of initiation—home or office

Call Center:

Calls received

Calls transferred out

-	To Medcomm
-	To CoTherix

Calls serviced by type:

-	Patient initiation
-	Patient refill
-	Reimbursement support
-	Prodose service/use
-	Side effect report
-	Quality concern
-	Medical information
-	Other

Calls serviced by caller type:

-	patient
-	physician
-	sales rep
-	case manager or other payer representative

Warm transfers

-	To Priority
-	To Theracom
-	To Respironics
-	To MedComm
-	To CoTherix
-	Other

Average time to answer (seconds)

Average time to abandon

Maximum time to abandon

Total # of abandons

Average duration of call

Total system downtime

Maximum individual event system downtime

By month broken down by 1 ml and 2 ml

# Amps shipped

% total amps shipped (cumulative to this point per year)

# patients ordering

Average order size

Average ampule consumption/patient/day

Accredo Inventory count on hand at start of period

Average patient use/month (based on last month)

Inventory days on hand

Purchasing request

Adjusted inventory

Adjusted inventory days on hand

Reimbursement specific data

Total # MCO Contracts

#MCO Contracts w/ Ventavis included

#MCO Contracts w/ Ventavis not included

Name and # of payers not covering Ventavis

Avg length of time to complete insurance verification

Max length of time to complete insurance verification

Avg length of time to refer to PAP

Max length of time to refer to PAP

Time to insurance verification

Time to PAP referral

Device related data

# Prodoses distributed to new patients

# I-NEBs distributed to new patients

# Prodoses returned

# I-NEBs returned

# Prodoses replacement devices shipped

# I-NEB replacement devices shipped

SCHEDULE D

FEES

1. CTI will pay AHG a [***] fee equal to [***] ($[***]) Dollars as the management fee for the Call Center and Reimbursement Support Services. The fee shall be pro-rated for partial calendar months.

2. CTI will pay AHG a management fee [***]. This fee will equal $[***] per patient, and this fee reflects the management services being provided to each patient of the Product in connection with the Call Center and Reimbursement Support Services (“Call Center Fee”). The Call Center Fee is paid [***] regardless of the number of calls placed by or on behalf of that patient to the Call Center and Reimbursement Support Service.

3. CTI will pay AHG a management fee [***]. This fee will equal $[***] per each such patient [***]. This management fee reflects the management services provided to each patient of the Product in connection with the Call Center and Reimbursement and Support Services.

4. CTI will pay a fee of $[***] [***] for patient/physician outreach in connection with the persistence and compliance program as set forth in Section 9.

Data Management Fees:

In exchange for data management services (as set forth in Section 7), CTI will pay AHG a fee of $[***] [***] for data produced by AHG related to Call Center and Reimbursement Support Services, distribution, and compliance.

*	CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION

SCHEDULE E

States requiring an in-state pharmacy where AHG does not have a facility:

Hawaii